Exhibit 99.1

News Release

Sunoco LP Announces Third Quarter 2023 Financial and Operating Results
•Reports third quarter results including net income of $272 million, Adjusted EBITDA(1) of $257 million and Distributable Cash Flow, as adjusted(1) of $181 million
•Increases full-year 2023 Adjusted EBITDA(1)(2) guidance to be above $935 million
DALLAS, November 1, 2023 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the quarter ended September 30, 2023.
Financial and Operational Highlights
For the third quarter of 2023, net income was $272 million versus $83 million in the third quarter of 2022.
Adjusted EBITDA(1) for the third quarter of 2023 was $257 million compared with $276 million in the third quarter of 2022.
Distributable Cash Flow, as adjusted(1), for the third quarter of 2023 was $181 million, compared to $196 million in the third quarter of 2022.
The Partnership sold approximately 2.1 billion gallons of fuel in the third quarter of 2023, an increase of 7% versus the third quarter of 2022. Fuel margin for all gallons sold was 13.0 cents per gallon for the third quarter of 2023 compared to 13.9 cents per gallon in the third quarter of 2022.
Distribution
On October 20, 2023, the Board of Directors of SUN’s general partner declared a distribution for the third quarter of 2023 of $0.8420 per unit, or $3.3680 per unit on an annualized basis. The distribution will be paid on November 20, 2023 to common unitholders of record on October 30, 2023.
Liquidity and Leverage
On September 20, 2023, SUN completed an offering of $500 million 7.000% Senior Notes due 2028. SUN used the net proceeds from the offering to repay a portion of the outstanding borrowings under its $1.5 billion revolving credit facility.
At September 30, 2023, SUN had $647 million of borrowings against its revolving credit facility and other long-term debt of $3.2 billion. The Partnership maintained liquidity of approximately $847 million at the end of the quarter under its $1.5 billion revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its revolving credit facility, was 3.9 times at the end of the third quarter of 2023.
Capital Spending
SUN's total capital expenditures for the third quarter of 2023 were $45 million, which included $31 million for growth capital and $14 million for maintenance capital.
SUN’s segment results and other supplementary data are provided after the financial tables below.
(1)     Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.
(2)    A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.

Earnings Conference Call
Sunoco LP management will hold a conference call on Wednesday, November 1, 2023 at 9:00 a.m. Central time (10:00 a.m. Eastern time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Webcasts and Presentations.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.SunocoLP.com.

Contacts
Investors:

Scott Grischow, Treasurer, Sr Vice President – Investor Relations and Mergers & Acquisitions
(214) 840-5660, scott.grischow@sunoco.com

Matthew Kobler, Sr Manager – Investor Relations
(214) 840-5604, matthew.kobler@sunoco.com

Media:
Alexis Daniel, Manager – Communications
(214) 981-0739, alexis.daniel@sunoco.com

– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$256	$82
Accounts receivable, net	1,145	890
Accounts receivable from affiliates	10	15
Inventories, net	909	821
Other current assets	162	175
Total current assets	2,482	1,983

Property and equipment	2,924	2,796
Accumulated depreciation	(1,103)	(1,036)
Property and equipment, net	1,821	1,760
Other assets:
Finance lease right-of-use assets, net	9	9
Operating lease right-of-use assets, net	509	524
Goodwill	1,599	1,601
Intangible assets, net	554	588
Other non-current assets	267	236
Investment in unconsolidated affiliates	126	129
Total assets	$7,367	$6,830
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$991	$966
Accounts payable to affiliates	114	109
Accrued expenses and other current liabilities	350	310
Operating lease current liabilities	21	21
Total current liabilities	1,476	1,406

Operating lease non-current liabilities	514	528
Revolving credit facility	647	900
Long-term debt, net	3,169	2,671
Advances from affiliates	104	116
Deferred tax liability	162	156
Other non-current liabilities	115	111
Total liabilities	6,187	5,888

Commitments and contingencies

Equity:
Limited partners:
Common unitholders (84,065,099 units issued and outstanding as of September 30, 2023 and 84,054,765 units issued and outstanding as of December 31, 2022)	1,180	942
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of September 30, 2023 and December 31, 2022)	—	—
Total equity	1,180	942
Total liabilities and equity	$7,367	$6,830

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUES:
Motor fuel sales	$6,173	$6,468	$17,019	$19,423
Non-motor fuel sales	109	90	295	282
Lease income	38	36	113	106
Total revenues	6,320	6,594	17,427	19,811
COST OF SALES AND OPERATING EXPENSES:
Cost of sales	5,793	6,261	16,211	18,703
General and administrative	30	29	92	86
Other operating	93	86	262	250
Lease expense	18	16	51	47
(Gain) loss on disposal of assets	4	(3)	(8)	(8)
Depreciation, amortization and accretion	44	55	141	151
Total cost of sales and operating expenses	5,982	6,444	16,749	19,229
OPERATING INCOME	338	150	678	582
OTHER INCOME (EXPENSE):
Interest expense, net	(56)	(49)	(162)	(135)
Other income, net	—	—	7	—
Equity in earnings of unconsolidated affiliates	1	1	4	3
INCOME BEFORE INCOME TAXES	283	102	527	450
Income tax expense	11	19	27	30
NET INCOME AND COMPREHENSIVE INCOME	$272	$83	$500	$420

NET INCOME PER COMMON UNIT:
Basic	$2.99	$0.76	$5.20	$4.32
Diluted	$2.95	$0.75	$5.14	$4.27

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Basic	84,064,445	83,763,064	84,061,363	83,728,153
Diluted	85,132,733	84,831,037	85,037,289	84,769,526

CASH DISTRIBUTIONS PER UNIT	$0.8420	$0.8255	$2.5260	$2.4765

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.
The key operating metrics by segment and accompanying footnotes set forth in the following table are presented for the three months ended September 30, 2023 and 2022 and have been derived from our historical consolidated financial statements.

	Three Months Ended September 30,
	2023				2022
	Fuel Distribution and Marketing	All Other	Total		Fuel Distribution and Marketing	All Other	Total
	(dollars and gallons in millions, except profit per gallon)
Revenues:
Motor fuel sales	$6,000	$173	$6,173		$6,270	$198	$6,468
Non-motor fuel sales	45	64	109		29	61	90
Lease income	35	3	38		35	1	36
Total revenues	$6,080	$240	$6,320		$6,334	$260	$6,594
Cost of sales:
Motor fuel sales	$5,593	$162	$5,755		$6,062	$170	$6,232
Non-motor fuel sales	13	25	38		2	27	29
Lease	—	—	—		—	—	—
Total cost of sales	$5,606	$187	$5,793		$6,064	$197	$6,261
Net income and comprehensive income			$272				$83
Adjusted EBITDA (1)	$226	$31	$257		$250	$26	$276
Operating data:
Motor fuel gallons sold			2,124				1,986
Motor fuel profit cents per gallon (2)			13.0	¢			13.9	¢

The following table presents a reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow, as adjusted, for the three months ended September 30, 2023 and 2022:

	Three Months Ended September 30,
	2023	2022
	(in millions)
Net income and comprehensive income	$272	$83
Depreciation, amortization and accretion	44	55
Interest expense, net	56	49
Non-cash unit-based compensation expense	4	4
(Gain) loss on disposal of assets	4	(3)
Unrealized (gain) loss on commodity derivatives	(1)	23
Inventory adjustments	(141)	40
Equity in earnings of unconsolidated affiliates	(1)	(1)
Adjusted EBITDA related to unconsolidated affiliates	2	2
Other non-cash adjustments	7	5
Income tax expense	11	19
Adjusted EBITDA (1)	$257	$276

Adjusted EBITDA (1)	$257	$276
Adjusted EBITDA related to unconsolidated affiliates	(2)	(2)
Distributable cash flow from unconsolidated affiliates	2	2
Cash interest expense	(54)	(46)
Current income tax expense	(8)	(24)
Maintenance capital expenditures	(14)	(11)
Distributable Cash Flow	181	195
Transaction-related expenses	—	1
Distributable Cash Flow, as adjusted (1)	$181	$196

Distributions to Partners:
Limited Partners	$71	$69
General Partners	19	18
Total distributions to be paid to partners	$90	$87
Common Units outstanding - end of period	84.1	83.8
(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow, as adjusted, as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliates as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
(2)Excludes the impact of inventory adjustments consistent with the definition of Adjusted EBITDA.